Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

ATP Oil & Gas Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 333-60762) on Form S-8 and Registration Statement on Form S-3 (No. 333-105699) of ATP Oil & Gas Corporation and subsidiaries of our report dated March 29, 2004, with respect to the consolidated balance sheets of ATP Oil & Gas Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of ATP Oil & Gas Corporation and subsidiaries.

Our report on the consolidated financial statements refers to a change in the method of accounting for asset retirement obligations, effective January 1, 2003, and a change in the method of accounting for derivative instruments, effective January 1, 2001.

KPMG LLP

Houston, Texas

March 29, 2004